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[LOGO OF MGM GRAND, INC APPEARS HERE]                             EXHIBIT 10(13)
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October 3, 1995

K. Eugene Shutler
Executive Vice President
  and General Counsel
MGM Grand, Inc.
3799 Las Vegas Blvd. S.
Las Vegas, NV 89109

Dear Gene:

When countersigned by you in the space provided below, this letter represents our agreement with respect to your separation from MGM Grand, Inc. In this letter, the term "Company" means MGM Grand, Inc., its subsidiaries and affiliates, and those companies as to which it is a joint venturer.

1.  Resignation.  You have separately provided MGM Grand, Inc. with thirty days'
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notice of your resignation from all offices, directorships and any other positions you hold in the Company, and have tendered such resignations effective November 1, 1995.

2.  Salary Continuation.  We agree that you shall continue as an employee of the
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Company for a period of six months from the effective date of your resignation.
Accordingly, your employment will continue until May 1, 1996, and you agree to make yourself available for consultation during the period between November 1, 1995 and May 1, 1996. Subject to paragraph 3 below, your current salary and those medical insurance benefits provided to senior officers of MGM Grand, Inc. will be continued for that period. Your stock options will continue to vest until February 1, 1996 after which time, all unvested stock options will be cancelled. All vested stock options will remain exercisable until August 1, 1996.

You will be entitled on February 1, 1996 to receive your incentive bonus from MGM Grand, Inc. pursuant to the letter agreement with you dated February 26, 1993. You will not accrue or be eligible for any other bonuses, vacation benefits (other than those already accrued and accruing to November 1, 1995) or other benefits not specifically set forth herein. This salary continuation, medical and insurance benefits, incentive bonus payment and option vesting are intended to compensate you for any all other compensation or benefits to which you may have otherwise been entitled.

K. Eugene Shutler
October 3, 1995
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In the event you obtain other employment as a full time employee, director or otherwise, it is agreed the aggregate amount of your salary and bonus will not be reduced by the amount of compensation received by you in those new positions. Your medical coverage will continue only until it is replaced by the medical plan provided in connection with any full time employment you may obtain, but in no event longer than the employment term hereof, and coverage you elect to obtain (at your own expense) under COBRA.

3. During the term of your salary continuation, you agree that you will not conduct yourself in any manner that adversely affects the Company or its affiliates. In the event you do so, all benefits, including your stock option vesting rights will terminate on notice to you that such a determination has been made. In that event, you will be treated as a terminated employee as of that date for all purposes, including your stock options and obtaining medical benefits under COBRA.

4. You agree to maintain as confidential the terms of this agreement, as well as any other non-public information obtained by you during the course of our employment as an officer and director except as required by law or required by licensing agencies of gaming jurisdictions. You further agree to cooperate fully to the extent required in the event of any litigation, investigation or other proceeding where your assistance is requested by the Company.

5. In consideration for this salary continuation and your continuation as an employee for purposes of the stock option and incentive bonus plans, you hereby release any and all claims you may have against the Company arising out of or in connection with your employment to date, including but not limited to, claims arising under federal, state, or local laws prohibiting employment discrimination of any kind, retaliatory or wrongful discharge, and the Age Discrimination in Employment Act, 29 U.S.C. (S)621 et. seq.. You acknowledge
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that you were given an opportunity to consult with an attorney concerning the terms of this agreement. You also acknowledge that you were given a period of twenty-one (21) days within which to consider this agreement and have been notified that you have seven (7) days following the execution of this agreement within which to revoke this agreement. This release is intended to be a general release of any and all claims.

We accept your decision to resign with great regret, and thank you for your loyal and valuable service to MGM Grand for nearly five years.

K. Eugene Shutler
October 3, 1995
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If the foregoing is acceptable to you, please execute this letter agreement in the space provided below.

Sincerely yours,

/s/ J. Terrence Lanni
J. Terrence Lanni
Chairman & Chief Executive Officer



Agreed and Accepted:




/s/  K. Eugene Shutler
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K. Eugene Shutler


Dated:  Oct. 4, 1995
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